Exhibit 99.1

Allison Transmission, Inc.
Indianapolis, IN

For Immediate Release

Allison Transmission Announces Third Quarter 2012 Results

•	Net Sales $494 million, Net Income $32 million, Adjusted Net Income $100 million and Adjusted Free Cash Flow $120 million

•	Adjusted EBITDA excluding technology-related license expenses $172 million and Adjusted EBITDA margin excluding technology-related license expenses 34.8 percent

•

Updated guidance for full year 2012: Net Sales decline of 2.5 to 3.5 percent, Adjusted EBITDA margin excluding technology-related license expenses of 33.5 to 34.0 percent, and Adjusted Free Cash Flow of $350 million to $380 million, or $1.88 to $2.04 per diluted share

Indianapolis, IN, October 29, 2012 – Allison Transmission Holdings, Inc. (NYSE: ALSN), the world’s largest manufacturer of fully-automatic transmissions for medium- and heavy-duty commercial vehicles and hybrid-propulsion systems for city buses, today reported net sales for the quarter of $494 million, a 14 percent decrease from the same period in 2011. Net Income for the quarter was $32 million, compared to a net income of $39 million for the same period in 2011, a decrease of $7 million. Adjusted Net Income, a non-GAAP financial measure, for the quarter was $100 million, compared to Adjusted Net Income of $131 million for the same period in 2011, a decrease of $31 million. Diluted earnings per share for the quarter were $0.17.

The decrease in net sales was principally driven by decreased demand for North America Off-Highway products relative to the elevated demand we experienced in the prior year period driven by strength in natural gas pricing. The North America On-Highway, Military and Service Parts, Support Equipment & Other end markets also experienced modest declines which were partially offset by price increases on certain products. Our Outside North America net sales were in line with the prior year due to growth in China offsetting weakness in European end markets.

Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $160 million, or 32.3 percent of net sales, compared to $193 million for the same period in 2011. Excluding $12 million of certain technology-related license expenses Adjusted EBITDA for the quarter was $172 million, or 34.8 percent of net sales. Adjusted Free Cash Flow, also a non-GAAP financial measure, for the quarter was $120 million compared to $176 million for the same period in 2011.

Lawrence E. Dewey, Chairman, President and Chief Executive Officer of Allison Transmission commented, “Despite a year over year decline in third quarter net sales largely attributable to the previously considered cyclicality of the North America energy sector’s hydraulic fracturing market, diminished North America On-Highway commercial vehicle production schedules and reduced U.S. defense spending, Allison continued to demonstrate strong operating margins and cash flow while investing in growth opportunities. Consistent with our previous 2012 guidance we expect no meaningful relief from the third quarter North America end markets challenges in the fourth quarter, typically Allison’s slowest quarter due to seasonal production downtime taken by many of our customers. We remain committed to prudent capital structure management as evidenced by Allison’s third quarter actions which included refinancing approximately half of its Senior Secured Credit Facility Term B-1 Loan due in 2014, $105 million of debt reduction and a quarterly dividend to our shareholders.”

Third Quarter Net Sales by End Market

End Market	Q3 2012 Net Sales ($M)	Q3 2011 Net Sales ($M)	% Variance
North America On-Highway	$189	$199	(5%)
North America Hybrid-Propulsion Systems for Transit Bus	$30	$28	7%
North America Off-Highway	$22	$76	(71%)
Military	$74	$81	(9%)
Outside North America On-Highway	$73	$73	0%
Outside North America Off-Highway	$22	$24	(8%)
Service, Parts, Support Equipment & Other	$84	$93	(10%)

Total	$494	$574	(14%)

Third Quarter Highlights

North America On-Highway end market net sales were down 5 percent from the same period in 2011. The year over year decrease was principally driven by lower demand for Rugged Duty Series and Highway Series models. These reductions were partially offset by increased sales of Pupil Transport/Shuttle Series and Motorhome Series models.

North America Hybrid-Propulsion Systems for Transit Bus end market net sales were up 7 percent from the same period in 2011 principally due to the timing of orders.

North America Off-Highway end market net sales were down 71 percent from the same period in 2011. The year over year decrease was principally driven by lower demand from hydraulic fracturing applications due to weakness in natural gas pricing.

Military end market net sales were down 9 percent from the same period in 2011 principally due to lower wheeled and tracked products requirements consistent with reduced U.S. defense spending.

Outside North America On-Highway end market net sales were flat with the same period in 2011 reflecting strength in China being offset by weaker environments in Europe and Latin America.

Outside North America Off-Highway end market net sales were down 8 percent from the same period in 2011 principally driven by weaker mining sector demand partially offset by stronger demand from the energy sector.

Service Parts, Support Equipment & Other end market net sales were down 10 percent from the same period in 2011. The year over year decrease was principally driven by lower demand for global off-highway service parts and reduced support equipment sales commensurate with decreased transmission unit volumes.

Gross profit for the quarter was $224 million, a decrease of 13 percent over gross profit of $258 million for the same period in 2011. Gross margin for the quarter was 45.5 percent, an increase of 60 basis points over gross margin of 44.9 percent for the same period in 2011. The increase in gross margin was principally driven by improved manufacturing performance, favorable material costs and price increases on certain products.

Selling, general and administrative expenses for the quarter were $97 million, a decrease of 5 percent over selling, general and administrative expenses of $102 million for the same period in 2011. The decrease was principally driven by lower global commercial spending activities partially offset by the elimination of favorable 2011 product warranty expense adjustments.

Engineering – research and development expenses for the quarter were $36 million, compared to $32 million for the same period in 2011, a decrease of $8 million excluding certain technology-related license expenses. The decrease was principally driven by the timing of product initiatives spending.

Third Quarter Non-GAAP Financial Measures

Adjusted EBITDA for the quarter was $160 million, or 32.3 percent of net sales, compared to $193 million, or 33.7 percent of net sales, for the same period in 2011, and Adjusted EBITDA excluding technology-related license expenses for the quarter was $172 million, or 34.8 percent of net sales. The decrease in Adjusted EBITDA was principally driven by decreased gross profit and $12 million of technology-related license expenses partially offset by lower global commercial and engineering – research and development spending activities.

Adjusted Net Income for the quarter was $100 million compared to $131 million for the same period in 2011. The decrease in Adjusted Net Income was principally driven by decreased gross profit, $12 million of technology-related license expenses and increased cash interest expense as a result of debt refinancing and repayments, partially offset by lower global commercial and engineering – research and development spending activities.

Adjusted Free Cash Flow for the quarter was $120 million compared to $176 million for the same period in 2011. The decrease was principally driven by decreased net cash provided by operating activities and increased capital expenditures attributable to increased product initiatives spending and investments in productivity and replacement programs.

Full Year 2012 Guidance Update

Allison expects 2012 net sales to decline in the range of 2.5 to 3.5 percent, an Adjusted EBITDA margin excluding technology-related license expenses in the range of 33.5 to 34.0 percent, and an Adjusted Free Cash Flow in the range of $350 to $380 million, or $1.88 to $2.04 per diluted share. Capital expenditures are expected to be in the range of $120 to $130 million, which includes maintenance spending of approximately $60 million, and are subject to timely completion of development and sourcing milestones for new product programs. Cash income taxes are expected to be in the range of $12 to $15 million.

Our full year guidance maintains a cautious approach to the fourth quarter given heightened market uncertainty by assuming year over year net sales reductions in North America Off-Highway, Global On-Highway, Tracked Military and Service Parts, Support Equipment & Other end markets partially offset by year over year net sales growth in Outside North America Off-Highway and North America Hybrid-Propulsion Systems for Transit Bus end markets. Accordingly, we now expect end market full year net sales growth as follows: NAFTA On-Highway 8 percent, Outside North America On-Highway 1.5 percent and Outside North America Off-Highway 27 percent. We also expect end market full year net sales reductions as follows: North America Hybrid-Propulsion Systems for Transit Bus 16 percent, North America Off-Highway 43 percent, Military 2 percent and Service Parts, Support Equipment & Other 1 percent.

Conference Call and Webcast

The company will host a conference call at 4:30 p.m. Eastern Time on Monday, October 29, 2012 to discuss its third quarter 2012 results. Dial-in number is 1-719-325-4923 and the U.S. toll-free dial-in number is 1-877-681-3378. Passcode for the call is 6949342. A live webcast of the conference call will also be available on the investor relations page of the Company’s website at http://ir.allisontransmission.com/.

For those unable to participate in the conference call, a replay will be available from 7:30 p.m. Eastern Time on October 29, 2012 until 11:59 p.m. on November 5, 2012. The replay dial-in number is 1-858-384-5517 and the U.S. toll-free replay dial-in number is 1-877-870-5176. Replay passcode is 6949342.

About Allison Transmission

Allison Transmission is the world’s largest manufacturer of fully-automatic transmissions for medium- and heavy-duty commercial vehicles, medium- and heavy-tactical U.S. military vehicles and hybrid-propulsion systems for transit buses. Allison transmissions are used in a variety of applications including on-highway trucks (distribution, refuse, construction, fire and emergency), buses (primarily school and transit), motor homes, off-highway vehicles and equipment (primarily energy and mining) and military vehicles (wheeled and tracked). Founded in 1915, the Allison business is headquartered in Indianapolis, Indiana, U.S.A. and employs approximately 2,800 people. Allison has manufacturing facilities and customization centers located in China, The Netherlands, Brazil, India and Hungary. With a global presence, serving customers in North America, Europe, Asia, Australia, South America, and Africa, Allison also has over 1,500 independent distributor and dealer locations worldwide. More information about Allison is available at www.allisontransmission.com.

Forward-Looking Statements

This press release may contain forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: risks related to our substantial indebtedness; our participation in markets that are competitive; general economic and industry conditions; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments and changing customer needs; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; the concentration of our net sales in our top five customers and the loss of any one of these; risks associated with our international operations; brand and reputational risks; our intention to pay dividends; and labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

Attachment

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

Contacts

Investor Relations

ir@allisontransmission.com

Media Relations

media@allisontransmission.com

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Net sales	$493.5	$574.0	$1,654.8	$1,646.7
Cost of sales	269.1	316.4	894.7	914.7

Gross profit	224.4	257.6	760.1	732.0
Selling, general and administrative expenses	96.7	101.6	307.0	299.1
Engineering - research and development	35.9	31.9	87.0	90.4

Operating income	91.8	124.1	366.1	342.5
Interest expense, net	(40.8)	(63.3)	(115.6)	(183.9)
Other expense, net	(1.8)	(3.7)	(55.4)	(57.8)

Income before income taxes	49.2	57.1	195.1	100.8
Income tax (expense) benefit	(17.0)	(18.3)	307.9	(42.3)

Net income	$32.2	$38.8	$503.0	$58.5

Basic earnings per share attributable to common stockholders	$0.18	$0.21	$2.77	$0.32
Diluted earnings per share attributable to common stockholders	$0.17	$0.21	$2.70	$0.32

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	September 30, 2012	December 31, 2011
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$81.9	$314.0
Accounts receivables - net of allowance for doubtful accounts of $1.9 and $1.3 respectively	204.0	194.7
Inventories	187.0	155.9
Deferred income taxes, net	19.0	3.4
Other current assets	35.6	34.7

Total Current Assets	527.5	702.7
Property, plant and equipment, net	592.6	581.8
Intangible assets, net	3,694.6	3,807.1
Deferred income taxes, net	82.2	0.8
Other non-current assets	93.7	100.2

TOTAL ASSETS	$4,990.6	$5,192.6

LIABILITIES
Current Liabilities
Accounts payable	$176.2	$162.6
Current portion of long term debt	16.5	31.0
Other current liabilities	220.2	256.3

Total Current Liabilities	412.9	449.9

Long term debt	2,899.1	3,345.0
Other non-current liabilities	354.4	576.0

TOTAL LIABILITIES	3,666.4	4,370.9
TOTAL STOCKHOLDERS’ EQUITY	1,324.2	821.7

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,990.6	$5,192.6

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Net cash provided by operating activities	$138.9	$203.6	$385.4	$397.3
Net cash used for investing activities	(38.5)	(30.0)	(108.5)	(15.5)
- Additions of long-lived assets	(31.4)	(27.7)	(93.9)	(55.3)
Net cash used for financing activities	(120.2)	(103.1)	(508.3)	(289.3)
Effect of exchange rate changes in cash	(10.4)	11.5	(0.7)	9.1

Net (decrease) increase in cash and cash equivalents	(30.2)	82.0	(232.1)	101.6
Cash and cash equivalents at beginning of period	112.1	271.8	314.0	252.2

Cash and cash equivalents at end of period	$81.9	$353.8	$81.9	$353.8

Supplemental disclosures:
Interest paid	$31.8	$25.8	$120.6	$140.6
Income taxes paid	$2.6	$1.4	$9.0	$5.1

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Net income	$32.2	$38.8	$503.0	$58.5
plus:
Interest expense, net	40.8	63.3	115.6	183.9
Cash interest	(31.8)	(25.8)	(120.6)	(140.6)
Income tax expense (benefit)	17.0	18.3	(307.9)	42.3
Cash income taxes	(2.6)	(1.4)	(9.0)	(5.1)
Fee to terminate services agreement with Sponsors (a)	—	—	16.0	—
Initial public offering expenses (b)	—	—	6.1	—
Technology-related investments expense (c)	6.4	—	14.4	—
Amortization of intangible assets	37.5	38.0	112.5	114.0

Adjusted net income	$99.5	$131.2	$330.1	$253.0
Cash interest expense	31.8	25.8	120.6	140.6
Cash income taxes	2.6	1.4	9.0	5.1
Depreciation of property, plant and equipment	26.1	25.5	76.0	77.0
Loss on repurchases of long-term debt (d)	0.5	3.0	21.6	11.3
Dual power inverter module extended coverage (e)	—	—	9.4	—
Benefit plan re-measurement (f)	—	—	2.3	—
Unrealized (gain) loss on hedge contracts (g)	(2.1)	4.1	(1.1)	5.1
Premiums and expenses on tender offer for long-term debt (h)	—	—	—	56.9
Restructuring charges (i)	—	(0.6)	—	—
Benefit plan adjustment (j)	—	—	—	(2.0)
Other (k)	1.1	3.0	5.3	8.7

Adjusted EBITDA	$159.5	$193.4	$573.2	$555.7

Adjusted EBITDA excluding technology-related license expenses (l)	$171.5	$193.4	$585.2	$555.7

Net sales	$493.5	$574.0	$1,654.8	$1,646.7
Adjusted EBITDA margin	32.3%	33.7%	34.6%	33.7%
Adjusted EBITDA margin excluding technology-related license expenses (l)	34.8%	33.7%	35.4%	33.7%
Net Cash Provided by Operating Activities	$138.9	$203.6	$385.4	$397.3
(Deductions) or Additions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(31.4)	(27.7)	(93.9)	(55.3)
Fee to terminate services agreement with Sponsors (a)	—	—	16.0	—
Technology-related license expenses (l)	12.0	—	12.0	—

Adjusted Free Cash Flow	$119.5	$175.9	$319.5	$342.0

(a)	Represents a one-time payment (recorded in Other expense, net) to terminate the services agreement with affiliates of the Carlyle Group and Onex Corporation (the “Sponsors”).
(b)	Represents $6.1 million of fees and expenses (recorded in Other expense, net) related to our initial public offering in March 2012 for the nine months ended September 30, 2012.
(c)	Represents a $6.4 million and $14.4 million impairment charge (recorded in Other expense, net) on investments in co-development agreements with various companies to expand our position in transmission technologies for the three and nine months ended September 30, 2012, respectively.
(d)	Represents a $0.5 million and $3.0 million loss (recorded in Other expense, net) realized on the redemptions and repayments of long-term debt for the three months ended September 30, 2012 and 2011, respectively. Represents a $21.6 million and $11.3 million loss (recorded in Other expense, net) realized on the redemptions and repayments of long-term debt for the nine months ended September 30, 2012 and 2011, respectively.
(e)	During the second quarter of 2012, the Company increased its liability related to the dual power inverter module extended coverage program due to claims data and additional design issues identified during introduction of replacement units. The increase in liability resulted in a charge of approximately $9.4 million (recorded in Selling, general and administrative expenses) for the nine months ended September 30, 2012.
(f)	Represents a $2.3 million settlement charge (recorded in Other expense, net) related to the settlement of pension obligations for qualified hourly employees from the Company’s hourly defined benefit pension plan to General Motors’ pension plan.
(g)	Represents ($2.1) million and $4.1 million of unrealized (gains) losses (recorded in Other expense, net) on the mark-to-market of our foreign currency and commodities contracts for the three months ended September 30, 2012 and 2011, respectively. Represents ($1.1) million and $5.1 million of unrealized (gains) losses (recorded in Other expense, net) on the mark-to-market of our foreign currency and commodities contracts for the nine months ended September 30, 2012 and 2011, respectively.
(h)	Represents $56.9 million (recorded in Other expense, net) of premiums and expenses related to the tender offer for 11.25% senior toggle notes due 2015 in the second quarter of 2011.
(i)	Represents a ($0.6) million ($0.1 million recorded as Cost of sales and $0.5 million recorded as Engineering – research and development) payment received from a military contract for restructuring expenses related to a second quarter 2011 salaried employee headcount reduction program.
(j)	Represents a ($2.0) million ($0.7 million recorded in Cost of sales, $0.7 million recorded in Selling, general and administrative expenses, and $0.6 million recorded in Engineering – research and development) favorable adjustment related to certain differences between benefits promised under a benefit plan and the administration of the plan.
(k)	Represents employee stock compensation expense and service fees (recorded in Selling, general and administrative expenses) paid to the Sponsors.
(l)	Represents $12.0 million (recorded in Engineering – research and development) of payments to various companies for licenses to expand our position in transmission technologies.